Exhibit 23.2

CONSENT OF BEHRE DOLBEAR & COMPANY (USA), Inc.

As independent geological consultants, we hereby consent to the use of our report (and to all references to our firm, including being named as experts) in the Annual Report on Form 10-K/A of Uranium Resources, Inc. for the year ended December 31, 2012 and to the incorporation by reference of such report in the Registration Statements on Form S-3 (Registration Nos. 333-151134, 333-174845, 333-184175 and 333-187964) and on Form S-8 (Registration Nos. 333-00405, 333-119661, 333-134208 and 333-156433) of Uranium Resources, Inc.

BEHRE DOLBEAR & COMPANY (USA), INC.

/s/ Behre Dolbear & Company (USA), Inc.
Denver, Colorado
December 17, 2013